FOR FURTHER INFORMATION:

AT THE COMPANY:

Jeffrey P. Jorissen

Chief Financial Officer

(248) 208-2500

FOR IMMEDIATE RELEASE

SUN COMMUNITIES AFFIRMS 2007 FFO GUIDANCE

Southfield, MI, December 19, 2007 - Sun Communities, Inc. (NYSE:SUI), a real estate investment trust (REIT) that owns and operates manufactured housing communities, today made the following announcement.

In recent days, the Company has received numerous inquiries from investors regarding the decline in the Company’s stock price. The Company desires to respond to these investor inquiries without undertaking to make similar mid-quarter responses in the future. Sun has not adopted a policy to change its periodic communications regarding financial results and position. The Company announces the following:

•	The Company affirms previously announced guidance of Funds From Operations per share of between $2.66 and $2.72 for 2007.

•	Net leased sites in 2007 are running approximately 28 percent better than the 2006 pace.

•	Repossessions have continued to decline from 2006 levels consistent with those previously reported.

•	Seasonal revenue from recreational vehicle sites has not been impacted by gasoline prices and is 25 percent ahead of budget through two months of the fourth quarter.

•	The Company will issue 2008 earnings guidance by the middle of January 2008.

•	The Company expects to declare its regular quarterly dividend on January 2, 2008.

•	The Company’s annual debt maturities range from $14 million to $30 million over the next three years.

Sun Communities, Inc. is a REIT that currently owns and operates a portfolio of 136 communities comprising approximately 47,600 developed sites and approximately 6,600 sites suitable for development mainly in the Midwest and Southeast United States.

FORWARD LOOKING STATEMENTS

This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate”, “guidance” and similar expressions identify these forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company’s expectations of future events.

For more information about Sun Communities, Inc.

visit our website at www.suncommunities.com